Exhibit 23.4

KPMG LLP
Chartered Accountants	Telephone (403) 691-8000
2700 205 — 5th Avenue SW	Telefax (403) 691-8008
Calgary AB T2P 4B9	Internet www.kpmg.ca
Consent of Independent Auditors
The Board of Directors of Magnum Hunter Resources Corporation:
We consent to the use of our report with respect to the consolidated financial statements of NuLoch Resources Inc. incorporated by reference herein.
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
October 24, 2011
KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.